UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant   ☒      Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐      Preliminary Proxy Statement
☐      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒      Definitive Proxy Statement
☐      Definitive Additional Materials
☐      Soliciting Material Pursuant to §240.14a-12

Emtec, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:_________________________________________

(2)	Aggregate number of securities to which transaction applies:_________________________________________

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:______________________________________
(4)	Proposed maximum aggregate value of transaction:____________________________

(5)	Total fee paid:__________________________

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:________________________________________

(2)	Form, Schedule or Registration Statement No.:___________________________________________

(3)	Filing Party:___________________________________________________

(4)	Date Filed:_____________________________________________________

Copies of all communications to:
Stephen M. Leitzell
Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2808
215.994.2621

EMTEC, INC.
11 Diamond Road
Springfield, New Jersey 07081
__________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 8, 2013
__________________

Dear Stockholders,

The Annual Meeting of Stockholders of Emtec, Inc. (the “Company”) will be held at The Enterprise Center at BBC, 3331 Route 38, Mt. Laurel, New Jersey 08054, on Friday, February 8, 2013, commencing at 10:30 a.m. EST for the following purposes:

•	To elect two directors to the Board of Directors to serve until the annual meeting of stockholders in 2016 or their respective successors have been elected and qualified;

•	To ratify the appointment of McGladrey LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2013;

•	To hold a non-binding advisory vote on the compensation of our named executive officers;
•	To hold a non-binding advisory vote on the frequency of the advisory vote on the compensation of our named executive officers; and
•	To attend to any other business properly brought before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.  The proxy statement, form of proxy and annual report are also available at www.emtecinc.com.  The record date for determining those stockholders who will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof is December 28, 2012.  The stock transfer books of the Company will not be closed between the record date and the date of the Annual Meeting.  A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the offices of the Company beginning on December 31, 2012.

You are cordially invited to attend the meeting in person.  We maintain contact information for stockholders, both by telephone and email, on our website at www.emtecinc.com under the heading “About Us – Investor Relations” if you require directions to the meeting.  By following the link, you will be given access to our telephone number and mailing address as well as a link for providing email correspondence to Investor Relations.  Whether or not you plan to attend the Annual Meeting, please sign and date the enclosed proxy, which is solicited by us and our Board of Directors, and promptly return it in the pre-addressed envelope provided for that purpose.  Any stockholder may revoke his or her proxy at any time before the Annual Meeting by giving written notice to such effect, by submitting a subsequently dated proxy or by attending the Annual Meeting and voting in person.

EMTEC, INC.

/s/    Sam Bhatt

By:      Sam Bhatt,
             Secretary

Springfield, New Jersey
December 28, 2012

EMTEC, INC.
11 Diamond Road
Springfield, New Jersey 07081

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 8, 2013

This proxy statement and the accompanying proxy card are being mailed beginning on or about January 3, 2013 to the owners of shares of Common Stock of Emtec, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on February 8, 2012, at 10:30 a.m. EST at The Enterprise Center at BBC, 3331 Route 38, Mt. Laurel, New Jersey 08054 and any adjournment thereof (the “Annual Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting and as further discussed herein.  This proxy procedure is necessary to permit all holders of our Common Stock, many of whom live throughout the United States and in foreign countries and are unable to attend the Annual Meeting, to vote.  The Board of Directors (the “Board”) does not know of any business to be presented for consideration at the Annual Meeting or any adjournment thereof other than as stated in the Notice of Annual Meeting.

A copy of the Company’s Annual Report to Stockholders for the fiscal year ended August 31, 2012 accompanies this proxy statement.

QUESTIONS AND ANSWERS

Your vote is very important.  Your shares can only be voted at the Annual Meeting if you are present or represented by proxy.  Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to assure that your shares will be represented.  You may revoke your proxy at any time before it is voted by written notice to the Secretary of the Company, by submission of a proxy bearing a later date or by casting a ballot at the Annual Meeting.  Properly executed proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided.  If no directions are given, your shares will be voted by one of the individuals named on your proxy card as recommended by the Board.  If you wish to give a proxy to someone other than those named on the proxy card, you should cross out those names and insert the name(s) of the person(s), not more than two, to whom you wish to give your proxy.

Q:	WHO IS SOLICITING MY VOTE?

A:
This proxy solicitation is being made on behalf of us and our Board.  Proxies are being solicited by mail, and all expenses of preparing and soliciting such proxies will be paid by us.  In addition to the use of mail, proxies may be solicited by our directors, officers and regular employees, without additional compensation, in person or by telephone or other electronic means.  We will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of our Common Stock.

Q:	WHO IS ENTITLED TO VOTE?

A:
Stockholders as of the close of business on December 28, 2012 (the “Record Date”) are entitled to vote at the Annual Meeting.  On that date, 18,164,437 shares of our Common Stock were outstanding and eligible to vote.  Every holder of Common Stock is entitled to one vote for each share held.  A list of stockholders eligible to vote will be available at our principal place of business, 11 Diamond Road, Springfield, New Jersey 07081, beginning December 31, 2012.  Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

Q:	WHO WILL COUNT THE VOTE?

A:	Representatives of our transfer agent, Zions Bank, will count the votes.

Q:	IS MY VOTE CONFIDENTIAL?

A:
Proxy cards, ballots and voting tabulations that identify individual stockholders are mailed or returned directly to Zions Bank and handled in a manner that protects your voting privacy.  Your vote will not be disclosed except (1) as needed to permit Zions Bank to tabulate and certify the vote and (2) as required by law.  Additionally, all comments written on the proxy card or elsewhere will be forwarded to management.  Your identity will be kept confidential unless you ask that your name be disclosed.

Q:	WHAT IS A QUORUM?

A:
A “quorum” is a majority of the outstanding shares of our Common Stock entitled to vote on the Record Date.  These shares must be present at the Annual Meeting, in person or by proxy, for the meeting to be held for the transaction of business.

Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached.  A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Q:	HOW MANY VOTES ARE REQUIRED FOR THE APPROVAL OF THE PROPOSALS?

A:
Assuming a quorum is present, the directors shall be elected by a plurality of the votes cast by the holder of shares entitled to vote at the Annual Meeting.  Because directors are elected by a plurality of the votes cast by the holders of shares entitled to vote, abstentions will have no effect on Item 1.  Ratification of the appointment of our independent registered public accounting firm (Item 2), as well as approval (on a non-binding, advisory basis) of the compensation of our named executive officers (Item 3), require the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of shares entitled to vote thereon.  With respect to the advisory proposal on how often stockholders will vote to approve the compensation of the Company’s named executive officers (Item 4), the frequency (one year, two years or three years) that receives the highest number of votes cast by the stockholders will be the frequency advised.

Because abstentions will be included in tabulations of the votes entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as negative votes on Items 2 and 3.  Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matters upon which the broker has not expressly voted.  Broker non-votes are not counted in determining whether the affirmative vote required for the approval of Items 2 and 3 is achieved.

Q:	HOW DOES THE BOARD RECOMMEND I VOTE?

A:
The Board recommends a vote “FOR” approval of the Board nominees (Item 1), “FOR” the ratification of the Board’s appointment of McGladrey LLP as the independent, registered certified public accountants of the Company for the upcoming year (Item 2), “FOR” approval of the non-binding advisory vote on named executive officer compensation (Item 3); and “FOR” the frequency of the named executive officer compensation advisory vote to occur once every three years (Item 4).

Q:	WHO CAN ATTEND THE ANNUAL MEETING?

A:
All stockholders as of December 28, 2012, the Record Date, can attend.  If your shares are held through a broker and you would like to attend, please bring a copy of your brokerage account statement or an omnibus proxy (which you can obtain from your broker) to gain entrance to the Annual Meeting.

Q:	HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

A:
We do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement.  If any other business is presented at the Annual Meeting, your signed proxy card gives authority to Dinesh R. Desai, our Chairman, President and Chief Executive Officer, and Gregory P. Chandler, our Chief Financial Officer, to vote on such matters at their discretion.

Q:	WHO ARE THE LARGEST PRINCIPAL STOCKHOLDERS?

A:
As of December 28, 2012, Mr. Desai beneficially owned a total of 10,698,314 shares of our Common Stock (approximately 56.4% of our outstanding Common Stock), 9,024,221 shares of which are owned through DARR Westwood LLC, in which he is the sole member, and 600,000 shares of which are owned through DARR Emtec LLC, in which he is a member; Keith Grabel, a former director of the Company, beneficially owned 1,087,428 shares of our Common Stock (approximately 6.0% of our outstanding Common Stock); and Mary Grabel, Mr. Grabel’s wife, beneficially owned 955,622 shares of our Common Stock (approximately 5.3% of our outstanding Common Stock). The ownership percentages reflected above give effect to any shares issuable upon the exercise of options or warrants that are currently exercisable or will become exercisable within 60 days of December 28, 2012.

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware, our Certificate of Incorporation, as amended, and our Amended and Restated Bylaws, our business, property and affairs are managed under the direction of the Board.  The Board delegates the conduct of business to the Company’s senior management team.  Although our non-employee directors are not involved in our day-to-day operating details, they are kept informed of our business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by our officers at meetings of the Board and committees of the Board.

Board and Committee Meetings

Our Board usually meets four times a year in regularly scheduled meetings.  It may meet more often if necessary.  During the fiscal year ended August 31, 2012, the Board held four meetings.  Each director attended at least 75% of the Board meetings and the meetings of any committee of which they are a member.  The Chairman usually determines the agenda for the meetings.  Board members receive the agenda and supporting information in advance of the meetings.  Board members may also raise other matters at the meetings.

We have a Code of Ethics, which was adopted in July 2004 and amended and adopted in its current form in July 2009, applicable to all of the Company’s employees, including our Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer, as well as the members of our Board.  The Code of Ethics seeks to ensure compliance with all applicable laws and to maintain the highest standards of ethical conduct.  The Code of Ethics sets out basic principles and methodology to help guide all of our officers, directors and employees in the attainment of this common goal.

Qualifications for consideration as a Board nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition. However, in making its nominations, the Board considers, among other things, an individual’s business experience, industry experience, breadth of knowledge about issues affecting our company, time available for meetings and consultation regarding company matters and other particular skills and experience possessed by the individual.

The Board considers stockholder nominees for directors in the same manner as nominees for director from other sources.  Any stockholder recommendation of a director candidate should include the candidate’s name, biographical data and a detailed description of the candidate’s qualifications for Board membership, and should be sent to Emtec, Inc., 11 Diamond Road, Springfield, New Jersey 07081, Attention: Sam Bhatt. Any stockholder recommendations must be submitted in sufficient time for an appropriate evaluation by the Board.

Stockholder Communication with Board Members

We maintain contact information for stockholders, both by telephone and email, on our website at www.emtecinc.com under the heading “About Us – Investor Relations.”  By following the link, a stockholder will be given access to our telephone number and mailing address as well as a link for providing email correspondence to Investor Relations.  Communications sent to Investor Relations and specifically marked as a communication for our Board will be forwarded to the Board or specific members of the Board as directed in the stockholder communication.  In addition, communications received via telephone or mail that are directed to the Board are forwarded to the Board by one of our officers.

Board Member Attendance at Annual Meetings

Our Board does not have a formal policy regarding attendance of directors at our annual stockholder meetings, although all directors are encouraged to attend the meeting. All directors who were directors at the time attended our 2012 Annual Meeting of Stockholders held on February 7, 2012.

Director Independence

The Board has determined that three of its members, Robert Mannarino, Gregory L. Cowan and Christopher M. Formant, would be considered independent under the current NASDAQ listing standards if those standards were applicable to the Company.

Committees of the Board of Directors.  The Board has established two standing committees.

Audit Committee - - assists the Board in monitoring:  (i) the integrity of the consolidated financial statements of the Company;  (ii) the Company’s compliance with legal and regulatory requirements related to the financial statements, including the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that have been established relating to such financial statements; and (iii) the independence and performance of the Company’s external auditors.  In addition, the Audit Committee maintains the sole responsibility to appoint, determine funding for, and oversee the independence and performance of our external auditors and has the authority to engage independent counsel and other advisors to assist in such responsibility.  Each of the members of the Audit Committee is independent as that term is used in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and would be independent under the NASDAQ listing standards if those standards were applicable to the Company.  The Audit Committee met eleven times during 2012.  The Audit Committee has adopted a written charter, a copy of which is available on our Internet website at www.emtecinc.com.  Please note that information on our website is not incorporated by reference into this Proxy Statement.  The current members of the Audit Committee are Mr. Cowan (Chairman), Mr. Formant and Mr. Mannarino.  The Board has determined that Mr. Cowan is an audit committee financial expert, as described in Rule 401(h) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Compensation Committee - - reviews and determines compensation arrangements for the Chief Executive Officer and President and the other executive officers.  The Compensation Committee also oversees our equity compensation plans and makes recommendations to the Board regarding the compensation to be provided to the directors.  The Compensation Committee has adopted a written charter, a copy of which is available on our Internet website at www.emtecinc.com.  The Compensation Committee held nine meetings during 2012.  The current members of the Compensation Committee are Mr. Mannarino (Chairman), Mr. Formant and Mr. Cowan.  Each member of the Compensation Committee would be “independent” as defined under the NASDAQ listing standards if those standards were applicable to the Company.  The Compensation Committee did not engage a compensation consultant to determine or recommend the amount or form of executive or director compensation in fiscal year 2012.

Nominating and Corporate Governance

At this time, given that the Board currently consists of six members, three of whom would be considered “independent” under the current NASDAQ listing standards if those standards were applicable to the Company, the Board has concluded that all members of the Board should convene for purposes of considering potential candidates for the Board.  We expect that the Board will continue to review whether formation of a nominating and governance committee is appropriate.

The directors who would be considered “independent” under the current NASDAQ listing standards if those standards were applicable to the Company (the “Independent Directors”) will consider director candidates recommended by stockholders.  A description of the procedures a stockholder must follow to submit a director candidate and the criteria the Independent Directors will use to evaluate candidates is set forth on page 2 under the subheading “Board and Committee Meetings” and on page 24 under the heading “Stockholder Proposals for the 2014 Annual Meeting.”

While the Company does not have a formal policy with regard to the consideration of diversity in identifying director candidates, the Company and the Board believe it is essential that the Board be able to draw on a wide variety of backgrounds and professional experiences among its members. The Company desires to maintain the Board’s diversity through the consideration of factors such as education, skills and relevant professional experience. The Company does not intend to nominate representational directors, but will instead consider the entirety of each candidate’s credentials in the context of these standards and the characteristics of the Board in its entirety.

Board Leadership Structure and Role in Risk Oversight

Combining the positions of Chairman and Chief Executive Officer provides the Company with decisive and effective leadership. The Board believes that Mr. Desai’s in-depth long-term knowledge of the Company’s operations and vision for its strategic development and growth, along with his significant ownership position in the Company that provides him with a focus on maximizing stockholder value, make him well qualified to serve as both Chairman and Chief Executive Officer. The Company does not have someone who functions as a lead independent director.  The Board retains the authority to modify this structure to best advance the interests of all stockholders, if circumstances warrant such a change.

The Company faces a number of risks, including regulatory risk, credit risk, liquidity risk, reputational risk and risk from adverse fluctuations in interest rates. Management is responsible for the day-to-day management of risks faced by the Company, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board seeks to ensure that the risk management processes designed and implemented by management are adequate. The Board periodically consults with management regarding the Company’s risks.

While the Board is ultimately responsible for risk oversight, the Company’s two board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists the Board in overseeing risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and periodically reviews with management, internal auditors and independent auditors the adequacy and effectiveness of the Company’s policies for assessing and managing risk. The Compensation Committee assists the Board in oversight and management of risks related to the Company’s compensation policies and programs.

ELECTION OF DIRECTORS ITEM 1 ON PROXY CARD

Our Certificate of Incorporation, as amended, and our Amended and Restated Bylaws provide that our business will be managed by a board of directors. As of December 28, 2012, our Board consists of six directors and is divided into two classes.  Each director serves for a term of three years or until his successor is elected and qualified.

Director candidates are nominated by the Board.  The Board did not receive any stockholder recommendations for a director candidate to be considered for election at the Annual Meeting.

At the Annual Meeting, two directors are to be elected.  Mr. Mannarino and Mr. Cowan have consented to being named as nominees for director of the Company and have agreed to serve if elected.  We do not anticipate that any of the nominees will be unable to stand for election.  If that occurred, the Board would designate a substitute.  If a substitute were designated, the shares represented by the proxy will be voted for the substitute candidate designated by the Board.  You may vote for or withhold from voting on this matter.  Assuming a quorum is present, director elections are determined by a plurality of the votes cast at the Annual Meeting by the holders of the shares entitled to vote in such election.

The Board believes that each of the current and nominee directors has the sound character, integrity, judgment and record of achievement necessary to be a member of the Board. In addition, each of the current directors has exhibited during his prior service as a director the ability to operate cohesively with the other members of the Board and to challenge and question management in a constructive way. Moreover, the Board believes that each director brings a strong and unique background and skill set to the Board, giving the Board as a whole competence and experience in diverse areas, including corporate governance and board service, finance, management, information technology and healthcare industry experience. Set forth below are certain specific experiences, qualifications and skills that led to the Board’s conclusion that each of the nominee directors should continue to serve as a director.

Information about the Nominees

Nominees for election to the Board of Directors for a three-year term expiring in 2016

Robert Mannarino	Director since May 24, 2006

Director.  Mr. Mannarino, age 55, is currently the President of Boardroom Associates, a strategy consulting firm.  Mr. Mannarino has held this position since 2005.  Mr. Mannarino is also Vice Chairman of OKS Group, a private multinational outsourcing firm and is a member of the Board of Directors of The Results Companies, a private-equity-backed international CRM services company.  From 2003 to 2006, Mr. Mannarino served as the Chairman, CEO and President of RewardsPlus, a benefits administration outsourcing firm.  From 1997 to 2003, Mr. Mannarino also previously served as the President and Chief Operating Officer of two public companies, ICT Group and CDI Corporation, respectively.  Mr. Mannarino has also served as the Chief Operating Officer of Checkfree’s Investment Services business and held senior positions at ADP and Citigroup.  Mr. Mannarino received an MBA from the University of Chicago Graduate School of Business and a Bachelor of Science Degree in Computer Science from Union College. Mr. Mannarino brings to the Board management, industry and compensation experience, as well as the advantage of being an independent director.  He also utilizes his in-depth management experience in his service on the Audit Committee and Compensation Committee.

Gregory L. Cowan	Director since July 10, 2009

Director.  Mr. Cowan, age 59, is currently the Senior Vice President and Chief Financial Officer of VWR Funding, Inc. (“VWR”). Mr. Cowan has held this position at VWR since June 2009.  Mr. Cowan joined VWR in December 2004.  Prior to assuming his current position, he served as Vice President and Corporate Controller at VWR.   Before joining VWR, Mr. Cowan spent approximately five years at CDI Corporation in various senior financial positions, including Corporate Controller, Senior Vice President and Chief Accounting Officer and Chief Financial Officer. Prior to joining CDI Corporation, he was Vice President of Internal Audit at Crown Cork and Seal Company, Inc. for approximately six years and a senior manager at PricewaterhouseCoopers LLC, where he served in various audit capacities, for eleven years. Mr. Cowan graduated from Rutgers University with a degree in Accounting.  Mr. Cowan brings to the Board both management and accounting experience, as well as the advantage of being an independent director.  He also has in-depth knowledge of finance, accounting and compensation policies in the industry, which he utilizes in his service on the Audit Committee and Compensation Committee.

Current Directors whose terms expire in 2015

Dinesh R. Desai	Director since August 5, 2005

Chairman, Chief Executive Officer and President.  Mr. Desai, age 63, has served as the Chairman of the Board, Chief Executive Officer and President of the Company since August 2005.  From 1986 to August 2005, Mr. Desai was the Chairman and CEO of DARR Global Holdings, Inc., a management consulting firm.  Since 2004, he has also served as Chairman of the Board of Directors of Emtec Federal, Inc. (formerly Westwood Computer Corporation).  Mr. Desai was a President, CEO, Co-Chairman and an owner of Western Sky Industries, a manufacturer of highly engineered, proprietary component parts used primarily in aerospace applications. Prior to 1986, Mr. Desai spent twelve years with American Can and Arco Chemical in various management positions, including marketing, manufacturing, finance, planning and research and development. Mr. Desai has also served as a member of the Board of Directors of the Enterprise Center, a nonprofit organization. Mr. Desai holds a Bachelor of Science Degree in chemical engineering from the Indian Institute of Technology in Bombay, India, and a Master’s of Science Degree in both chemical and industrial engineering from Montana State University. He earned an MBA from Temple University in 1978.  As the majority owner of the Company, Mr. Desai brings to the Board leadership and other executive skills and industry knowledge from his extensive experience.

Gregory Chandler	Director since August 5, 2005

Director, Chief Financial Officer.  Mr. Chandler, age 46, has been a Director since August 2005 and since April 2009 Mr. Chandler has been Chief Financial Officer of the Company.  From February 1999 to April 2009, Mr. Chandler was with Janney Montgomery Scott LLC where he served as the Managing Director and Group Head of the Business Services Investment Banking Practice.  From August 1995 to February 1999, Mr. Chandler with PricewaterhouseCoopers LLP and its predecessor Coopers and Lybrand LLC where he first worked in the Audit practice and then worked as a consulting Manager, advising companies in restructuring their back office financial operations and served as an Officer in the United States Army.  Mr. Chandler received an MBA from Harvard Business School and a B.S. in Engineering from the United States Military Academy at West Point and is a Certified Public Accountant.  Mr. Chandler has been a Director on Emtec’s Board since 2005, where he served as Audit Committee Chair from 2005 through 2009.  He presently serves as a Director/Trustee and chairs the Audit Committees of FS Investment Corporation,  Franklin Square Energy Partners, and the RBB Funds.  In addition, Mr. Chandler serves as a Director on the Board of the Enterprise Center, a nonprofit organization.  Mr. Chandler brings to the Board management, industry and  accounting experience.

Sunil Misra	Director since December 1, 2011

Chief Strategy Officer.  Mr. Misra, age 53, has been Chief Strategy & Delivery Officer for the Company since October 2009.  From January 2009 to October 2009, Mr. Misra was the CEO of two boutique strategy consulting firms, Verto Partners LLC and RJN International LLC, providing technology advisory services and assisting a large IT outsourcing firm in the divestment of a non-core business unit.  From August 2006 to January 2009, Mr. Misra was a Vice President at Getronics, NA, an IT outsourcing and systems integration subsidiary of KPN, a European telecom provider.  From 1988 to August 2006, Mr. Misra held a number of senior executive positions with global responsibilities at Unisys Corporation.  Earlier in his career, Mr. Misra was with Credit Suisse First Boston and with Skantek Corporation.  Mr. Misra received his bachelor’s and master’s degrees in Electrical Engineering from the Indian Institute of Technology, Delhi, India and Rensselaer Polytechnic Institute in New York, respectively.  Mr. Misra brings to the Board management and industry experience.

Christopher M. Formant	Director since December 1, 2011

Mr. Formant, age 60, has served as the Senior Vice President of Avaya Inc. and President of Avaya Government Solutions since August 2010.  Mr. Formant joined Avaya in February 2008. Prior to assuming his current position he served as the Senior Vice President of Avaya Inc. and President of Avaya Global Services.  Mr. Formant was previously Executive Vice President and Executive Committee Member at Bearing Point, Inc. from February 2003 to January 2008. Prior to joining Bearing Point, Mr. Formant served as CEO of the technology consulting firm Scient, as senior partner and global banking leader at PriceWaterhouseCoopers LLP and executive vice president at MBNA Corp. Mr. Formant received his MBA from George Washington University. Mr. Formant brings to the Board management and industry experience, as well as the advantage of being an independent director.

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
ITEM 2 ON PROXY CARD

Subject to stockholder ratification, the Audit Committee of the Board has appointed the firm of McGladrey LLP (“McGladrey”), as the independent registered public accounting firm, to audit and report on our consolidated financial statements for our fiscal year ending August 31, 2013.  Although the submission to stockholders of the appointment of McGladrey is not required by law or the Company’s Amended and Restated Bylaws, the Audit Committee and the Board believe it is appropriate to submit this matter to stockholders to allow a forum for stockholders to express their views with regard to the Audit Committee’s selection.  In the event the stockholders fail to ratify the appointment, the Audit Committee may reconsider its selection.  Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

One or more representatives of McGladrey are expected to attend the Annual Meeting.  They will have the opportunity to speak at the meeting if they desire to do so and will also be available to respond to appropriate questions.

Audit Fees; Audit-Related Fees; Tax Fees; All Other Fees

The following table sets forth the aggregate fees incurred by us for the fiscal years ended August 31, 2012 and 2011 to our principal auditing firm:

	2012	2011
Audit Fees	$348,285	$324,700
Audit Related Fees	-	9,000
Tax Fees	116,770	95,250
All Other Fees	20,500	35,090
Total	$485,555	$464,040

Audit Fees: The Audit Fees for the fiscal years ended August 31, 2012 and 2011 were for professional services rendered for the audits of the financial statements of the Company, quarterly reviews and assistance with the review of documents filed with the Securities and Exchange Commission.

Audit Related Fees:  The Audit Related Fees for the year ended August 31, 2011 represented professional services rendered in connection with the Company’s Form S-8.

Tax Fees: The Tax Fees for the fiscal years ended August 31, 2012 and 2011 were for permitted services performed in connection with the preparation of federal and state income tax returns. Tax fees also include tax consulting related to the Company’s tax estimates, Internal Revenue Service audit, and tax planning relating to proposed acquisitions.

All Other Fees: All other fees for the fiscal years ended August 31, 2012 and 2011 consisted of services relating to various tax matters, acquisitions completed during the fiscal 2011 and equity transactions.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor.

All the services described above were pre-approved by our Audit Committee.  In accordance with the charter of our Audit Committee and consistent with the policies of the Securities and Exchange Commission, all auditing services and all non-audit services to be provided by any independent auditor of the Company shall be pre-approved by the Audit Committee.  In assessing requests for services by the independent auditor, the Audit Committee considers whether such services are consistent with the auditor’s independence, whether the independent auditor is likely to provide the most effective and efficient service based upon their familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality.

In making its recommendation to ratify the appointment of McGladrey as our auditor for the current fiscal year, the Audit Committee has considered whether the non-audit services provided by McGladrey are compatible with maintaining the independence of McGladrey.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF MCGLADREY LLP AS THE AUDITORS OF THE COMPANY.

NON-BINDING ADVISORY VOTE ON THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
ITEM 3 ON PROXY CARD

As required by Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast an advisory vote on the compensation of its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion beginning on page 11 of this Proxy Statement. The Company believes that it is appropriate to seek the views of its stockholders on the design and effectiveness of the Company’s executive compensation program.

Our executive compensation policy is intended to further our interests, as well as those of our stockholders, by encouraging growth of our business through securing, retaining and motivating management employees of a high caliber who possess the skills necessary for our development and growth.  The Company believes that it achieves these goals by (i) offering competitive base salaries to the named executive officers, (ii) offering the named executive officers participation in an annual incentive plan that provides for payouts only in the event that pre-determined financial targets are achieved, (iii) requiring that a portion of each named executive officer’s annual bonus award be paid in shares of Common Stock, and (iv) providing long-term incentive compensation under our Stock Appreciation Rights Program that provides value to participants only if a liquidity event that achieves a certain return to stockholders occurs within a designated period of time.

For a more detailed description of the Company’s financial results for fiscal year 2012, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2012. The Company believes that its executive compensation program has played an essential role in its continuing success by aligning the long-term interests of its named executive officers with the long-term interests of its stockholders.

The Board of Directors encourages the Company’s stockholders to approve the following resolution (the “Executive Compensation Resolution”):

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion is hereby APPROVED.

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal, and therefore will take such vote into consideration when evaluating the Company’s compensation programs and practices applicable to the named executive officers.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE EXECUTIVE COMPENSATION RESOLUTION.

NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE
ON NAMED EXECUTIVE OFFICER COMPENSATION
(ITEM 4 ON PROXY CARD)

As required by Section 14A of the Exchange Act, the Company is seeking the input of its stockholders on the frequency with which it will hold a non-binding advisory vote on the compensation of its named executive officers. In voting on this Item 4, stockholders may indicate their preference as to whether the advisory vote on the compensation of the Company’s named executive officers should occur (a) once every three years, (b) once every two years or (c) once every year.

It is the opinion of the Board that the frequency of the non-binding, advisory stockholder vote on the compensation of the Company’s named executive officers should be once every three years. The Company views the way it compensates its named executive officers as an essential part of its strategy to maximize the performance of the Company and deliver enhanced value to the Company’s stockholders. The Board believes that a vote every three years will permit the Company to focus on developing compensation practices that are in the best long-term interests of its stockholders, while simultaneously giving stockholders the time frame they need to fully evaluate the design and effectiveness of those practices. The Board believes that a more frequent advisory vote could have the unintended consequence of causing the Company to focus on the short-term impact of its compensation practices to the possible detriment of the long-term performance of the Company.

The Company’s stockholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years or three years (or abstain) when voting in response to the resolution set forth below:

RESOLVED, that the Company hold a stockholder advisory vote to approve the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, with a frequency of once every one year, two years or three years, whichever receives the highest number of votes cast with respect to this resolution.

A plurality of the votes cast is required to determine the choice of the stockholders with respect to this Item 4. This means that whichever frequency receives the most votes, disregarding abstentions and broker non-votes, will be deemed the choice of the stockholders.

The Board believes that an advisory vote on named executive officer compensation is the most effective way for stockholders to communicate with the Company about its compensation objectives, policies and practices, and it looks forward to receiving the input of the Company’s stockholders on the frequency with which such a vote should be held. Although the results of this vote will have a major impact on how frequently the Company holds an advisory vote on named executive officer compensation, this vote is not binding on the Company. The Board may decide, after considering the results of this vote that it is in the best interests of the Company’s stockholders to hold the advisory vote on named executive officer compensation with a different frequency than the option selected by the Company’s stockholders.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE OPTION OF “ONCE EVERY THREE YEARS” FOR THE FREQUENCY OF THE ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION.

REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board, and is composed of three independent Directors who are not officers or employees of the Company.  The Audit Committee operates under a written charter that was adopted in July 2006 by the Board. The Audit Committee held eleven official meetings during the fiscal year ended August 31, 2011.  The Audit Committee Charter can be accessed on the Internet via the Company’s website at www.emtecinc.com.

All current members of the Company’s Audit Committee are independent within the meaning of Rule 10A-3(b)(1) of the Securities and Exchange Commission.  Gregory L. Cowan, the Chairman of the Audit Committee meets the definition of “audit committee financial expert” (as defined by the Securities and Exchange Commission).

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board.  Management is responsible for the Company’s financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”).  The Company’s independent auditors are responsible for auditing those financial statements.  The Audit Committee’s responsibility is to monitor and review these processes.  It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls and procedures and the certifications by the Company’s Chief Executive Officer and Chief Financial Officer, which are required by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the Securities and Exchange Commission.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with GAAP, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States).  In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with the independent auditors.  The Audit Committee has also discussed with the independent auditors for the Company other such matters as are required to be discussed under auditing standards generally accepted in the United States.

The Audit Committee has received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board and has discussed with the independent auditors their independence.  The Audit Committee reviews and approves any non-auditing services to be provided by McGladrey LLP prior to the firm being retained to perform such services.

The Audit Committee members are not employees of the Company and are not auditors by profession.  Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectively and in conformity with GAAP and on the representations of the independent auditors included in their report on the Company’s financial statements.  The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with GAAP, that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the Company’s independent accountants are in fact “independent.”

The Audit Committee has reappointed, subject to stockholder ratification, the firm of McGladrey LLP, certified public accountants, as the Company’s independent registered public accounting firm to audit and report upon the Company’s financial statements for 2013.  In appointing McGladrey LLP as the Company’s auditors for the year ending August 31, 2013, the Audit Committee has considered whether McGladrey LLP’s provision of services other than audit services are compatible with maintaining their independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended August 31, 2012 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
GREGORY L. COWAN, CHAIRMAN
ROBERT J. MANNARINO
CHRISTOPHER M. FORMANT

EXECUTIVE COMPENSATION

Our executive compensation program is based on principles designed to align executive compensation with our business strategy of creating wealth for our stockholders and creating long-term value for the business.  The Compensation Committee believes that executive compensation tied to the execution of a sound business strategy achieves stockholder value. Our compensation policy for executives is intended to further our interests, as well as those of our stockholders, by encouraging growth of our business through securing, retaining and motivating management employees of a high caliber who possess the skills necessary to our development and growth.

The following disclosure provides an overview of the compensation for fiscal year 2012 of our Chief Executive Officer and our two most highly compensated executive officers (other than our Chief Executive Officer) who were serving as executive officers as of the end of fiscal year 2012.  These individuals are referred to as our “named executive officers” throughout this Proxy Statement.

Summary Compensation Table

The following table sets forth the aggregate compensation that we paid for services rendered by our named executive officers during the fiscal years ended August 31, 2012 and August 31, 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards (f) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)		(g)	(i)	(j)
Dinesh R. Desai Chairman, Chief Executive	2012	452,740	50,000	-		43,000	3,938	549,678
Officer and President	2011	450,000	-	220,633		-	4,123	674,756
Gregory Chandler Chief Financial Officer	2012	325,000	-	-		34,000	3,734	362,734
	2011	275,000	100,000	24,832		-	-	399,832
Sunil Misra Chief Strategy and Delivery Officer	2012	277,877	40,000	-		35,000	3,728	356,605
	2011	275,000	-	21,728		-	3,300	300,028

(1)
The amount in this column for fiscal year 2012 represents a discretionary bonus granted to Messrs. Desai and Misra for their efforts in connection with certain restructurings of the Company. The cash component of this discretionary bonus was $13,000 and $10,000 for Messrs. Desai and Misra, respectively.  Messrs. Desai and Misra received the remaining portion of this discretionary bonus in the form of restricted stock on December 17, 2012 (35,000 shares having a grant date value of $37,000 were granted to Mr. Desai and 28,000 shares having a grant date value of $30,000 were granted to Mr. Misra).  The amount in this column for fiscal year 2011 represents a discretionary cash bonus paid to Mr. Chandler in recognition of his contributions to securing our mezzanine capital and in closing three acquisitions during fiscal year 2011.  None of these discretionary bonuses were part of our annual management bonus program.

(2)
Amounts shown represent the grant date fair value of restricted stock awards granted during fiscal year 2011 which is calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”).  The fair value amounts are determined as of the grant date of the restricted stock award (excluding amounts for forfeitures).  For a detailed discussion of our grant date fair value calculation methodology, including assumptions and estimates inherent therein, please refer to Note 12 to the financial statements included in our Form 10-K for the year ended August 31, 2012. There were no restricted stock awards granted during fiscal year 2012.

(3)
During fiscal year 2012, Messrs. Chandler and Misra were each granted stock appreciation rights awards pursuant to our Stock Appreciation Right Program under our Amended and Restated 2006 Stock-Based Incentive Compensation Plan.  As described in more detail below in the section titled “Equity-Based Incentive Compensation,” these awards will not become exercisable unless certain liquidity events occur on or before August 31, 2017.  Due to the uncertainty regarding whether such liquidity events will occur within the required period of time, and in accordance with FASB ASC Topic 718, no amount is reported on the Summary Compensation Table with respect to these awards.  If, at the time of grant, it was certain that such liquidity events would occur within the designated period of time, the grant date value of such awards for Messrs. Chandler and Misra would have been $560,752 and $645,904, respectively. This value is derived using the Black Scholes valuation model with the stock price of $1.08 and $1.23 for Messrs. Chandler and Misra, respectively, the assumptions used were: a dividend yield of 0%; a risk-free interest rate of 0.71% and 0.75% for Messrs. Chandler and Misra, respectively; an expected life of five years; and stock price volatility of 122.0% and 122.8% for Messrs. Chandler and Misra, respectively.  Because the formula uses assumptions, the fair values calculated are not necessarily indicative of the actual values of the awards.  Since the exercise price of these awards was higher than the market price of our Common Stock as of the end of our 2012 fiscal year, had these awards been exercisable at such time, they would have resulted in no benefit economic upon exercise to Messrs. Chandler and Misra.

(4)	Amounts in this column represent the cash portion of the bonuses earned by our named executive officers in fiscal year 2012 under our Senior Management Annual Incentive Plan. There were no bonuses earned under our Senior Management Annual Incentive Plan in fiscal year 2011.

(5)	The amounts reported for each of the named executive officers represent Company matching contributions to the 401(k) Plan.

Narrative Disclosure to Summary Compensation Table

Annual Bonus Compensation

During fiscal year 2012, each of the named executive officers participated in the Senior Management Annual Incentive Plan (the “Incentive Plan”), under which they were eligible to receive annual bonuses based on our achievement of annual performance goals and their achievement of individual performance goals.   The performance goals for any fiscal year may be based on individual objectives, net income before interest, taxes, depreciation and amortization (“EBITDA”), earnings per share (“EPS”), business unit or departmental objectives, some combination of the foregoing or any other performance factors or ratios as the Compensation Committee may determine appropriate. Because of the discretion retained by the Compensation Committee to make adjustments to EBITDA in determining whether performance goals have been achieved, the Company’s Adjusted EBITDA reported in its public disclosures will not necessarily be the same as the Company’s Adjusted EBITDA for purposes of the Incentive Plan. Each named executive officer’s maximum bonus opportunity under the Incentive Plan is based on a percentage of his base salary.

Bonuses for fiscal year 2012 under the Incentive Plan were based on (i) specific individual objectives as established by the Compensation Committee after the approval of the annual budget, (ii) departmental objectives as established by the Compensation Committee after approval of the annual budget (iii) the Company’s attainment of specified levels of EBITDA, plus all charges including impairment charges associated with goodwill and intangible assets, taking into account the effect of various acquisition related expenses and prior to the payment of executive bonuses, stock-based compensation expense, warrant expense, merger and acquisition related fees, and non-cash extraordinary items (“Adjusted EBITDA”) and (iv) the Company’s earnings per share, calculated prior to the payment of executive bonuses, stock-based compensation expense, warrant expense, merger and acquisition related fees, various acquisition related expenses, impairment charges associated with goodwill and intangible assets and non-cash extraordinary items (and adjusted for an effective tax rate) (“Adjusted EPS”).  Fifteen percent (15%) of the fiscal year 2012 bonus under the Incentive Plan was based on individual objectives, thirty percent (30%) of the fiscal year 2012 bonus under the Incentive Plan was based on departmental objectives, fifty percent (50%) of the fiscal year 2012 bonus under the Incentive Plan was based on the attainment of Adjusted EBITDA and the remaining five percent (5%) was based on the attainment of Adjusted EPS.

The individual and departmental objectives for Mr. Desai included (i) improving EBITDA margin, (ii) growth in revenue and bookings and (iii) the achievement of certain integration goals.  The individual and departmental objectives for Mr. Chandler included (i) improvement of gross margin, (ii) the achievement of certain revenue goals and (iii) the achievement of certain integration goals.  The individual and departmental objectives for Mr. Misra included (i) improving gross margin and (ii) the achievement of certain integration and staffing goals.

The Compensation Committee approved the following target and maximum bonus opportunities for the named executive officers for fiscal year 2012:

Name	2012 Target Bonus Opportunity	2012 Maximum Bonus Opportunity
Dinesh R. Desai, Chairman, President and Chief Executive Officer	100% of Base Salary	200% of Base Salary
Gregory P. Chandler – Chief Financial Officer	50% of Base Salary	100% of Base Salary
Sunil Misra – Chief Strategy and Delivery Officer	50% of Base Salary	100% of Base Salary

In order to achieve the maximum bonus under the Incentive Plan for fiscal year 2012, (i) all individual and departmental objectives were required to be achieved, (ii) the Company’s Adjusted EPS was required to be at least $0.275, (iii) the Company's Adjusted EBITDA for Messrs. Chandler and Misra was required to be at least $9.4 million and (iv) the Company’s Adjusted EBITDA for Mr. Desai was required to be at least $13.1 million.  In addition, threshold and target Adjusted EBITDA for 2012 were $4.7 million and $7.1 million, respectively, for Messrs. Chandler and Misra, and $4.7 million and $11.4 million, respectively, for Mr. Desai.  Adjusted EPS for 2012 was all-or-nothing, and was required to be at least $0.275.  Where actual Adjusted EBITDA was between threshold and target or between target and maximum, the Adjusted EBITDA portion of the bonus was determined on a linear basis. The Compensation Committee determined that it was appropriate to set Mr. Desai’s Adjusted EBITDA goal at a higher level than the other named executive officers for 2012 due to his position with the Company, his greater level of responsibilities than our other named executive officers, and the size of his target and maximum bonus.

For fiscal year 2012, the Company’s Adjusted EBITDA was $6.0 million and the Company’s Adjusted EPS was $0.17.  As such, each named executive officer earned a portion of his Adjusted EBITDA bonus, but did not earn any portion of his Adjusted EPS bonus.  After reviewing the individual and departmental performance of each of the named executive officers, the Compensation Committee determined that Messrs. Desai, Chandler and Misra achieved 60%, 68% and 73%, respectively, of their individual and departmental objectives.  As a result, Mr. Desai earned 37% of his target bonus or $167,000.  Mr. Chandler earned 82% of his target bonus or $163,000 and Mr. Misra earned 86% of his target bonus or $158,000.

Because of various restrictive covenants in the Company’s debt agreements, the Company was prohibited from paying the entire cash portion of the 2012 bonuses to the named executive officers under the Incentive Plan.  As a result, the Compensation Committee used it discretion to award additional shares of restricted stock to the named executive officers in lieu of a portion of their cash bonuses under the Incentive Plan (approximately 74% of each named executive officer’s 2012 bonus was paid in restricted stock, which percentage is greater than the Company’s historical practice of paying out 30% of each named executive officer’s annual bonus in restricted stock).  Accordingly, on December 17, 2012, Messrs. Desai, Chandler, and Misra received cash bonuses under the Incentive Plan for fiscal year 2012 equal to $43,000, $34,000 and $35,000, respectively, and received 117,000, 93,000 and 95,000 shares of restricted stock, respectively.  These shares are generally subject to a one year vesting period, commencing on the grant date.  The cash portion of these bonus awards is reported in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.”

In addition to the bonuses under the Incentive Plan described above, the Compensation Committee awarded a discretionary bonus to Messrs. Desai and Misra for their efforts in connection with certain restructurings of the Company.  Mr. Desai’s discretionary bonus was $50,000, paid partly in cash ($13,000) and partly in shares of restricted stock (35,000 shares).  Mr. Misra’s discretionary bonus was $40,000, paid partly in cash ($10,000) and partly in shares of restricted stock (28,000 shares).  Mr. Chandler had received a discretionary bonus in 2011 for his efforts related to  securing mezzanine capital and in closing three acquisitions during fiscal year 2011 and he therefore was not awarded a discretionary bonus in 2012. These discretionary bonuses are reported in the Summary Compensation Table under the column titled “Bonus.”

Equity-Based Incentive Compensation

In fiscal year 2012, the Company granted Messrs. Chandler and Misra stock appreciation right awards under the Company’s 2006 Amended and Restated Stock-Based Incentive Compensation Plan (the “Plan”), each covering 657,542 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) and having a ten year term and a per share base price of $1.75.  The purpose of the Company’s Stock Appreciation Right Program, pursuant to which such awards were granted, is to motivate the Company’s management team to substantially increase the value of the Company in a manner that will allow all stockholders to realize such increase in value.  Neither award will have any value to the executives unless our Common Stock value exceeds $1.75 per share in a “liquidity event,” which value was substantially higher than the trading price of our Common Stock as of the grant date of each such award.

Ten percent of each executive’s award vested on August 31, 2012 and, subject to the executive’s continued employment with the Company from the grant date through the applicable vesting date, 10% of each executive’s award will become vested on each of August 31, 2013, August 31, 2014, August 31, 2015 and August 31, 2016.  The remaining 50% of each executive’s award, as well as any other portion of such award that is then unvested, will become vested upon the occurrence of a liquidity event if one of the two following conditions is satisfied: (i) the executive is employed by the Company on the date of such liquidity event; or (ii) if such liquidity event is a “change in control,” the executive’s employment is terminated without “cause” or for “good reason,” in either case, after the date on which a letter of intent relating to the change in control that is binding with respect to exclusivity has been executed and the change in control that is the subject of such letter of intent is consummated within 180 days after the date of such termination of employment.  Notwithstanding the foregoing, in the event that the per share equity value upon the occurrence of a liquidity event is not greater than $1.75, then no portion of the award will become vested in connection with such liquidity event and the entire award (whether or not vested) will be immediately forfeited.  If a liquidity event does not occur on or before August 31, 2017, then the entire award, whether or not vested, will be immediately forfeited.  In addition, in the event that the executive does not provide advanced written notice of his termination of employment in the manner required by his employment agreement, one-half of his vested awards will be forfeited for no consideration.

To the extent vested, the award will become exercisable immediately prior to the occurrence of a liquidity event.  Upon the exercise of the award, the executive is entitled to receive a number of shares of Common Stock having a fair market value on the date of exercise equal to the product of (x) the difference between the fair market value of one share of Common Stock on the date of exercise and the base price and (y) the number of shares of Common Stock with respect to which the award is then being exercised.

In the event of the executive’s termination of employment for cause, the entire award, whether or not vested, will be immediately forfeited.  In the event of the executive’s termination of employment for any reason other than for cause, the unvested portion of the award will generally be immediately forfeited and the vested portion of the award will remain outstanding and (x) to the extent then exercisable, will remain exercisable for a period of 90 days following such termination (but not beyond the 10th anniversary of the grant date) and (y) to the extent not then exercisable, will remain eligible to become exercisable (provided that any such exercise must be effected within 90 days following the date on which such award become exercisable, but not beyond the 10th anniversary of the grant date).

For purposes of the awards, the following terms have the meanings set forth below:

“Cause” generally means (i) the continued failure of the executive substantially to perform his duties or his negligent performance of such duties, (ii) the executive having engaged in misconduct that has caused or is reasonably expected to result in material injury to the Company or any of its subsidiaries, (iii) a material violation by the executive of a Company policy or any other agreement with the Company or its subsidiaries, (iv) the executive having been convicted of, or entering a plea of guilty or nolo contendere to, a crime that constitutes (A) a felony or (B) a misdemeanor involving moral turpitude and (v) the executive’s insobriety or use of illegal drugs, chemicals or controlled substances either (A) in the course of performing the executive’s duties and responsibilities, or (B) otherwise affecting the ability of the executive to perform the same.

“Change in control” generally means (i) the acquisition in one or more transactions by any person or group (other than certain persons and entities) of more than fifty percent (50%) of the Company’s voting securities (including by merger); or (ii) the acquisition by any person or group (other than certain persons and entities) of assets from the Company that have a total gross fair market value equal to or more than 51% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

“Good reason” generally means, without the prior written mutual consent of the executive and the Company, (i) the executive suffers a material adverse change in the duties, responsibilities or effective authority associated with his titles and positions; (ii) the executive’s base salary is reduced by the Company; (iii) there is a material adverse change in the geographic location of the executive’s primary office; or (iv) there is any action or inaction that constitutes a material breach of the Company’s obligations to the executive under his employment agreement.

“Liquidity event” generally means (i) a change in control, (ii) the date on which the Board declares the payment of a cash dividend that will result in the aggregate amount of cash dividends paid by the Company on one share of Common Stock during the period beginning on the grant date of the award and ending on August 31, 2017 equaling or exceeding $2.50 or (iii) a firm commitment underwritten public offering of the Company’s equity securities resulting in public float of not less than $75,000,000.

Employment Agreements

Dinesh R. Desai

On July 22, 2011, the Company entered into an employment agreement with Mr. Desai (the “Desai Agreement”).  The term of the Desai Agreement commenced on July 22, 2011 and expires on August 31, 2013 (unless terminated earlier).  Beginning on August 31, 2013 and continuing on each two year anniversary thereof, the term of the Desai Agreement will automatically renew for an additional two years, unless terminated earlier or unless either party provides the other with at least 90 days advance written notice of non-renewal.  Pursuant to the Desai Agreement, Mr. Desai will serve as the Chief Executive Officer of the Company and will report directly to the Board or its designee.  Mr. Desai’s base salary was initially $450,000 per annum, but was increased to $475,000 per annum on July 22, 2012.  Mr. Desai’s base salary is subject to future increase at the discretion of the Board.  During the term of the Desai Agreement, Mr. Desai will be eligible to participate in the Company’s executive bonus plans and shall have a target bonus opportunity of 100% of base salary.  Under the terms of the Desai Agreement, Mr. Desai is prohibited from competing against us and our subsidiaries, and from soliciting any of our or our subsidiaries’ customers, suppliers, employees or consultants, during his employment and for a period of two years thereafter.   The Desai Agreement also contains confidentiality, ownership and assignment of intellectual property and mutual non-disparagement provisions.  In addition, Mr. Desai is entitled to certain indemnification rights under the Desai Agreement.  Following his termination of employment, Mr. Desai may be entitled to receive certain payments and benefits from us, as described below in the section entitled “Potential Payments on Termination or Change in Control.”

Gregory P. Chandler

On May 21, 2012, we entered into an amended and restated employment agreement with Mr. Chandler, pursuant to which Mr. Chandler continues to serve as the Chief Financial Officer of the Company (the “Chandler Agreement”).  The term of the Chandler Agreement commenced on May 21, 2012 and expires on May 21, 2014 (unless terminated earlier).  Beginning on May 21, 2014 and continuing on each anniversary thereof, the term of the Chandler Agreement will automatically renew for an additional one year period, unless terminated earlier or unless either party provides the other with at least 120 days advance written notice of non-renewal.  Under the terms of the Chandler Agreement, Mr. Chandler is entitled to receive a base salary of $325,000, subject to increase at the discretion of the Board. In addition, Mr. Chandler is entitled to participate in the Company’s Incentive Plan, with target and maximum bonus opportunities of 50% of base salary and 100% of base salary, respectively.    Under the terms of the Chandler Agreement, Mr. Chandler is prohibited from competing against us and our subsidiaries, and from soliciting any of our or our subsidiaries’ customers, suppliers or employees, during his employment and for a period of one year thereafter.  The Chandler Agreement also contains confidentiality, ownership and assignment of intellectual property and non-disparagement provisions.  In addition, Mr. Chandler is entitled to certain indemnification rights under the Chandler Agreement.  Following the termination of his employment, Mr. Chandler may be entitled to receive certain payments and benefits from us, as described below in the section entitled “Potential Payments on Termination or Change in Control.”

Sunil Misra

On August 10, 2012, we entered into an amended and restated employment agreement with Sunil Misra, pursuant to which Mr. Misra continues to serve as the Chief Strategy and Delivery Officer of the Company (the “Misra Agreement”).  The term of the Misra Agreement commenced on August 10, 2012 and expires on August 10, 2014 (unless terminated earlier).  Beginning on August 10, 2014 and continuing on each anniversary thereof, the term of the Misra Agreement will automatically renew for an additional one year period, unless terminated earlier or unless either party provides the other with at least 120 days advance written notice of non-renewal.  Under the terms of the Misra Agreement, Mr. Misra is entitled to receive a base salary of $325,000, subject to increase at the discretion of the Board. In addition, Mr. Misra is entitled to participate in the Company’s Incentive Plan, with a maximum bonus opportunity of 100% of his base salary.  Under the terms of the Misra Agreement, Mr. Misra is prohibited from competing against us and our subsidiaries, and from soliciting any of our and our subsidiaries’ customers, suppliers or employees, during his employment and for a period of one year thereafter.  The Misra Agreement also contains confidentiality, ownership and assignment of intellectual property and non-disparagement provisions.  In addition, Mr. Misra is entitled to certain indemnification rights under the Misra Agreement.  Following the termination of his employment, Mr. Misra may be entitled to receive certain payments and benefits from us, as described below in the section entitled “Potential Payments on Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth the number of securities underlying outstanding option awards and restricted stock awards for each named executive officer as of August 31, 2012.

		Option Awards					Stock Awards
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Equity incentive plan awards: Number of securities underlying unexercised, unearned options (#)		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($) (1)
Dinesh R. Desai	07/22/2011						333,333	(2)	383,333
Gregory P. Chandler	05/21/2012		657,542	(3)	1.75	5/21/2022
	05/05/2009						34,375	(4)	39,531
	10/19/2006	20,000			1.22	10/19/2016
	11/06/2006	20,000			1.24	11/06/2016
	11/26/2007	10,000			0.65	11/26/2017
	11/26/2008	10,000			0.33	11/26/2018
	05/05/2009	5,000			0.65	05/05/2019
Sunil Misra	08/10/2012		657,542	(3)	1.75	08/10/2022
	12/01/2009						68,750	(5)	79,063

(1)	In accordance with SEC rules, the values shown in this column are based on the closing market price of our Common Stock as of August 31, 2012, which was $1.15 per share.

(2)
Represents a restricted stock award granted to Mr. Desai on July 22, 2011.  166,667 of these shares are scheduled to vest on July 22, 2013.  166,666 of these shares are scheduled to vest on July 22, 2014.

(3)
Represents a stock appreciation right award.  Ten percent of the award is scheduled to vest on each of August 31, 2013, August 31, 2014, August 31, 2015 and August 31, 2016; provided that accelerated vesting may occur upon a liquidity event.  Notwithstanding the foregoing, no portion of the award (whether or not vested) will be exercisable unless a liquidity event providing a certain return to our stockholders occurs on or before August 31, 2017.  The terms of this award are described above in the section entitled “Equity-Based Incentive Compensation.”

(4)	Represents a restricted stock award granted to Mr. Chandler on May 5, 2009. 34,375 of these shares are scheduled to vest on April 30, 2013.

(5)	Represents a restricted stock award granted to Mr. Misra on December 1, 2009. 34,375 of these shares vested on October 19, 2012 and 34,375 of these shares are scheduled to vest on October 19, 2013.

Additional Narrative Disclosure

Retirement Benefits

We maintain a tax-qualified 401(k) savings plan for all employees who are at least 20 years of age.  Eligible employees may enter the plan on the first day of any calendar quarter following their date of hire.  Eligible employees may contribute between 2% and 75% of their annual compensation to the plan.  We match 25% of the first 6% of compensation contributed by employees.  Participants are vested 20% in matching contributions after 2 years of service and vest an additional 20% after each subsequent year of service, becoming fully vested in matching contributions after 6 years of service.  Messrs. Desai, Chandler and Misra currently participate in this plan.

Potential Payments on Termination or Change in Control

Dinesh R. Desai

Under the terms of the Desai Agreement, in the event that Mr. Desai’s employment is terminated without “cause” (including a termination in connection with the Company’s failure to renew the Desai Agreement) or for “good reason,” in either case, not within two years following a “change in control,” Mr. Desai will be entitled to receive the following payments and benefits:  (i) a pro-rata bonus for the year of termination, based on actual performance; (ii) continued base salary for a period of 12 months; (iii) continued COBRA coverage (less the amount that an active employee would be required to pay for such coverage) for up to 18 months, but not beyond the date on which Mr. Desai is eligible for comparable coverage under another employer-provided plan; and (iv) all unvested restricted stock awards granted to Mr. Desai in respect of an annual bonus award will become fully vested.  In the event that Mr. Desai’s employment is terminated without “cause” (including a termination in connection with the Company’s failure to renew the Desai Agreement) or for “good reason,” in either case, within two years following a “change in control,” Mr. Desai will be entitled to receive the following payments and benefits:  (i) a pro-rata bonus for the year of termination, based on actual performance; (ii) a lump sum payment equal to two times the sum of Mr. Desai’s base salary and target bonus opportunity (such amount will be paid in equal bi-monthly installments over the 12 month period following Mr. Desai’s termination of employment if required under the Internal Revenue Code); (iii) continued COBRA coverage (less the amount that an active employee would be required to pay for such coverage) for up to 18 months, but not beyond the date on which Mr. Desai is eligible for comparable coverage under another employer-provided plan; and (iv) all unvested restricted stock awards granted to Mr. Desai in respect of an annual bonus award will become fully vested.

In addition, in the event that Mr. Desai’s employment is terminated due to death or disability, Mr. Desai (or his estate or personal representative, as applicable) will be entitled to receive the following payments and benefits:  (i) a pro-rata bonus for the year of termination, based on actual performance; (ii) solely in the event of a termination due to disability, continued COBRA coverage (less the amount that an active employee would be required to pay for such coverage) for up to 12 months, but not beyond the date on which Mr. Desai is eligible for comparable coverage under another employer-provided plan; and (iii) all unvested restricted stock awards granted to Mr. Desai in respect of an annual bonus award will become fully vested.

Mr. Desai’s receipt of the severance benefits described above (other than in the case of death or disability) is conditioned on his execution and non-revocation of a release of claims.  In addition, the Company’s obligation to pay any severance benefits to Mr. Desai will immediately cease upon his breach of any of the restrictive covenants set forth in the Desai Agreement, as described above in the section entitled “Employment Agreements.”

“Cause” is generally defined in the Desai Agreement as (i) the continued failure of Mr. Desai substantially to perform his duties or his negligent performance of such duties, (ii) Mr. Desai’s having engaged in misconduct that has caused or is reasonably expected to result in material injury to the Company or any of its subsidiaries, (iii) a material violation by Mr. Desai of a Company policy or a written agreement or covenant with the Company or any of its subsidiaries, (iv) Mr. Desai  having been convicted of, or entering a plea of guilty or nolo contendere to, a crime that constitutes (A) a felony or (B) a misdemeanor involving moral turpitude and (v) Mr. Desai’s insobriety or use of illegal drugs, chemicals or controlled substances either (A) in the course of performing his duties and responsibilities or (B) otherwise affecting his ability to perform the same.

A “change in control” is defined in the Desai Agreement to generally mean (i) the acquisition by a person or group of more than 50% of our voting securities (other than by certain persons and entities); or (ii) a sale of all or substantially all of our assets (other than to certain persons and entities).

“Good Reason” is generally defined in the Desai Agreement as (i) a material adverse change in the duties, responsibilities or effective authority of Mr. Desai; (ii) a material reduction in Mr. Desai’s base salary; or (iii) a material adverse change (i.e., more than 30 miles) in the geographic location of Mr. Desai’s primary office.

Gregory P. Chandler

Under the terms of the Chandler Agreement, in the event that Mr. Chandler’s employment is terminated without “cause” or for “good reason” (including a termination of employment during the 90 day period following the expiration of the term of the Chandler Agreement, but only if the Company gave notice of non-renewal of such term), in either case, not within two years following a “change in control,” Mr. Chandler will be entitled to receive the following payments and benefits:  (i) a pro-rata bonus for the year of termination, based on actual performance; (ii) continued base salary for a period of 12 months; (iii) continued COBRA coverage (less the amount that an active employee would be required to pay for such coverage) for up to 18 months, but not beyond the date on which Mr. Chandler is eligible for comparable coverage under another employer-provided plan; and (iv) all unvested restricted stock awards granted to Mr. Chandler in respect of an annual bonus award, as well as any unvested restricted stock granted to Mr. Chandler on May 5, 2009, will become fully vested.  In the event that Mr. Chandler’s employment is terminated without “cause” or for “good reason” (including a termination of employment during the 90 day period following the expiration of the term of the Chandler Agreement, but only if the Company gave notice of non-renewal of such term), in either case, within two years following a “change in control,” Mr. Chandler will be entitled to receive the following payments and benefits:  (i) an amount equal to the maximum bonus that Mr. Chandler would have been entitled to receive for the year of termination under the Incentive Plan; (ii) a lump sum payment equal to one times Mr. Chandler’s base salary (such amount will be paid in equal bi-monthly installments over the 12 month period following Mr. Chandler’s termination of employment if required under the Internal Revenue Code); (iii) continued COBRA coverage (less the amount that an active employee would be required to pay for such coverage) for up to 18 months, but not beyond the date on which Mr. Chandler is eligible for comparable coverage under another employer-provided plan; and (iv) all unvested restricted stock awards granted to Mr. Chandler in respect of an annual bonus award, as well as any unvested restricted stock granted to Mr. Chandler on May 5, 2009, will become fully vested.  Notwithstanding the foregoing, if in connection with a change in control that is an asset sale, either (x) the Chandler Agreement is assumed by the acquiror of the Company’s assets (or one of its affiliates) or (y) Mr. Chandler accepts employment with the acquirer of the Company’s assets (or one of its affiliates) within 30 days after the date of such change in control, then Mr. Chandler is not entitled to receive any of the severance benefits set forth in the immediately preceding sentence in connection with his termination of employment with the Company as a result of such asset sale.

In addition, in the event that Mr. Chandler’s employment is terminated due to death or disability, Mr. Chandler (or his estate or personal representative, as applicable) will be entitled to receive the following payments and benefits:  (i) a pro-rata bonus for the year of termination, based on actual performance; (ii) continued base salary during the twelve (12) month period following such termination, less any disability payments received by Mr. Chandler from Company sponsored or paid disability insurance policies during such twelve (12) month period, (iii) continued COBRA coverage (less the amount that an active employee would be required to pay for such coverage) for up to 18 months, but not beyond the date on which Mr. Chandler is eligible for comparable coverage under another employer-provided plan; and (iv) all unvested restricted stock awards granted to Mr. Chandler in respect of an annual bonus award, as well as any unvested restricted stock granted to Mr. Chandler on May 5, 2009, will become fully vested.

Mr. Chandler’s receipt of the severance benefits described above (other than, in the case of death or disability, COBRA reimbursements, a pro-rata bonus and stock vesting) is conditioned on his execution and non-revocation of a release of claims.

The terms “cause,” “change in control” and “good reason” generally have the same meanings described above in the section entitled “Equity-Based Incentive Compensation.”

Sunil Misra

Under the terms of the Misra Agreement, in the event that Mr. Misra’s employment is terminated without “cause” or for “good reason” (including a termination of employment during the 90 day period following the expiration of the term of the Misra Agreement, but only if the Company gave notice of non-renewal of such term), in either case, not within two years following a “change in control,” Mr. Misra will be entitled to receive the following payments and benefits:  (i) a pro-rata bonus for the year of termination, based on actual performance; (ii) continued base salary for a period of 12 months; (iii) continued COBRA coverage (less the amount that an active employee would be required to pay for such coverage) for up to 18 months, but not beyond the date on which Mr. Misra is eligible for comparable coverage under another employer-provided plan; and (iv) all unvested restricted stock awards granted to Mr. Misra in respect of an annual bonus award, as well as any unvested restricted stock granted to Mr. Misra on May 5, 2009, will become fully vested.  In the event that Mr. Misra’s employment is terminated without “cause” or for “good reason” (including a termination of employment during the 90 day period following the expiration of the term of the Misra Agreement, but only if the Company gave notice of non-renewal of such term), in either case, within two years following a “change in control,” Mr. Misra will be entitled to receive the following payments and benefits:  (i) an amount equal to the maximum bonus that Mr. Misra would have been entitled to receive for the year of termination under the Incentive Plan; (ii) a lump sum payment equal to one times Mr. Misra’s base salary (such amount will be paid in equal bi-monthly installments over the 12 month period following Mr. Misra’s termination of employment if required under the Internal Revenue Code); (iii) continued COBRA coverage (less the amount that an active employee would be required to pay for such coverage) for up to 18 months, but not beyond the date on which Mr. Misra is eligible for comparable coverage under another employer-provided plan; and (iv) all unvested restricted stock awards granted to Mr. Misra in respect of an annual bonus award, as well as any unvested restricted stock granted to Mr. Misra on December 1, 2009, will become fully vested.  Notwithstanding the foregoing, if in connection with a change in control that is an asset sale, either (x) the Misra Agreement is assumed by the acquiror of the Company’s assets (or one of its affiliates) or (y) Mr. Misra accepts employment with the acquirer of the Company’s assets (or one of its affiliates) within 30 days after the date of such change in control, then Mr. Misra is not entitled to receive any of the severance benefits set forth in the immediately preceding sentence in connection with his termination of employment with the Company as a result of such asset sale.

In addition, in the event that Mr. Misra’s employment is terminated due to death or “disability,” Mr. Misra (or his estate or personal representative, as applicable) will be entitled to receive the following payments and benefits:  (i) a pro-rata bonus for the year of termination, based on actual performance; (ii) continued base salary during the twelve (12) month period following such termination, less any disability payments received by Mr. Misra from Company sponsored or paid disability insurance policies during such twelve (12) month period, (iii) continued COBRA coverage (less the amount that an active employee would be required to pay for such coverage) for up to 18 months, but not beyond the date on which Mr. Misra is eligible for comparable coverage under another employer-provided plan; and (iv) all unvested restricted stock awards granted to Mr. Misra in respect of an annual bonus award, as well as any unvested restricted stock granted to Mr. Misra on December 1, 2009, will become fully vested.

Mr. Misra’s receipt of the severance benefits described above (other than, in the case of death or disability, COBRA reimbursements, a pro-rata bonus and stock vesting) is conditioned on his execution and non-revocation of a release of claims.

The terms “cause,” “change in control” and “good reason” generally have the same meanings described above in the section entitled “Equity-Based Incentive Compensation.”

Risk Assessment

The Company has reviewed its compensation policies and practices for all employees and concluded that any risks arising from the policies and programs are not reasonably likely to have a material adverse effect on the Company.

Director Compensation

The table below summarizes the compensation paid by us to each non-employee director for the fiscal year ended August 31, 2012.  Directors who are also employees are not entitled to any additional compensation for their service as a director.

Name	Year	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
(a)		(b)	(d)	(e)
Robert Mannarino	2012	33,350	3,722	37,072
Gregory L. Cowan	2012	28,550	3,722	32,272
Christopher Formant	2012	11,897	7,976	19,873

(1)           Amounts shown represent the grant date fair value for option awards granted during fiscal year 2012, calculated in accordance with FASB ASC Topic 718 (excluding amounts for forfeitures).  The fair value of all option awards was estimated using the Black-Scholes option-pricing model.  We use the Black-Scholes formula to calculate an assumed value of the options for compensation expense purposes.  Because the formula uses assumptions, the fair values calculated are not necessarily indicative of the actual values of the stock options. For fiscal year 2012, the assumptions used were: a dividend yield of 0%; a risk-free interest rate of 1.07% for Messrs. Mannarino and Cowan and 0.97% for Mr. Formant; an expected life of five years; and stock price volatility of 114.5% for Messrs. Mannarino and Cowan and 115.2% for Mr. Formant.  As of August 31, 2012, Messrs. Mannarino, Cowan, and Formant held options to purchase 80,000, 43,333, and 20,000 shares of our Common Stock, respectively.

Narrative Disclosure to Director Compensation Table

Our non-employee directors’ compensation structure is as follows:

☐	Annual cash retainer of $10,000 (paid quarterly);

☐
Cash fee of $1,000 for each regular meeting of the Board, each Annual Meeting of Stockholders and each special meeting of the Board attended in person (a fee of $500 is paid if such meeting is attended telephonically); and

☐	Cash fee of $200 for each management meeting attended in person (a fee of $100 is paid if such meeting is attended telephonically).

Additionally, each non-employee director receives an annual grant of stock options to purchase 10,000 shares of our Common Stock (or 20,000 shares in connection with the initial appointment of a non-employee director).  Our non-employee directors are also reimbursed for out-of-pocket expenses incurred for each Board meeting or committee meeting attended and any other expenses incurred while working in their capacity as a Board member.

Our non-employee directors also receive compensation for serving on our Audit Committee and our Compensation Committee. Our Audit Committee chairperson receives an annual retainer of $4,000 (paid quarterly) and each other member of the Audit Committee receives an annual retainer of $2,400 (paid quarterly). Our Compensation Committee chairperson receives an annual retainer of $2,800 (paid quarterly) and each other member of our Compensation Committee receives an annual retainer of $1,600 (paid quarterly). The members of our Audit Committee and Compensation Committee receive a fee of $500 for each committee meeting attended in person and $250 for each committee meeting attended telephonically.  Other than meeting fees, all director compensation is paid on a pro rata basis to any director who joins the Board in the middle of our fiscal year.

MANAGEMENT

The following table sets forth certain information as to each of our executive officers:

Name	Age	Positions and Offices Presently Held
Dinesh R. Desai	63	Chairman of the Board, Chief Executive Officer and President
Gregory P. Chandler	46	Chief Financial Officer
Sunil Misra	53	Chief Strategy & Delivery Officer
Sam Bhatt	45	Vice President of Finance and Secretary
George Houck	51	Chief Accounting Officer

Dinesh R. Desai.  Described as a director above.

Gregory P. Chandler. Described as a director above.

Sunil Misra.  Described as a director above.

Sam Bhatt.  Since August 2005, Mr. Bhatt has been Vice President of Finance and Secretary. Prior to August 2005, he was our Vice President of Finance and Treasurer of Emtec since January 2001 and of Emtec-NJ since July 2000.  Prior to that and from July 1997, he was Director of Accounting for Emtec-NJ. He also held the positions at Emtec-NJ of Accounting Manager (from 1994 to July 1997) and of Senior Accountant (from 1992 to 1994).  Mr. Bhatt holds a Bachelor of Science Degree in business administration from Drexel University in Pennsylvania and a Diploma in Hotel Management from the Institute of Hotel Management and Catering Technology in Mumbai, India.

George Houck.  Since November 2011, Mr. Houck has been Chief Accounting Officer of the Company. From September 2010 to November 2011, Mr. Houck was Director of Financial Reporting and Controller of the Federal Business for the Company.  From July 2008 to September 2010, Mr. Houck served as an accounting consultant for various companies including the Company.  From September 2004 to July 2008, Mr. Houck provided advisory services with KPMG as a Manager in the transaction services group.  Other prior positions held by Mr. Houck include Senior Manager for Haverford Capital Advisors, Manager and Managing Director for Acquisition Management Services and a Manager in KPMG’s tax department. Mr. Houck graduated from Villanova University with a Bachelor’s degree in accounting and is a licensed Certified Public Accountant.

STOCK OWNERSHIP

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of December 28, 2012, based on information obtained from the persons named below, with respect to the beneficial ownership of our Common Stock held by:

•	each person known by us to be the owner of more than 5% of our outstanding shares;

•	each director and director nominee;

•	each executive officer named in the Summary Compensation Table; and

•	all executive officers and directors as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class
Dinesh R. Desai	10,698,314	(3)	56.4%
Gregory Chandler	419,735	(4)	2.3%
Sunil Misra	316,163	(5)	1.7%
Ronald A. Seitz	923,713	(6)	5.1%

Robert Mannarino	120,000	(7)	0.7%
Gregory L. Cowan	53,333	(8)	0.3%
Christopher M. Formant	30,000	(9)	0.2%
Keith Grabel	1,087,428	(10)	6.0%

Mary Margaret Grabel	955,622	(11)	5.3%
All executive officers and directors as a group (6 persons)	11,637,545		58.6%

(1)	Each stockholder’s address is c/o Emtec, Inc., 11 Diamond Road, Springfield, NJ 07081, unless otherwise indicated.

(2)
As used herein, beneficial ownership means the sole or shared power to vote, or direct the voting of, a security, or the sole or shared power to invest or dispose, or direct the investment or disposition, of a security.  Except as otherwise indicated, all persons named herein have (i) sole voting power and investment power with respect to their shares, except to the extent that authority is shared by spouses under applicable law and (ii) record and beneficial ownership with respect to their shares; also includes any shares issuable upon exercise of options or warrants that are currently exercisable or will become exercisable within 60 days of December 28, 2012.

(3)
9,024,221 shares, including 1,401,733 shares issuable upon exercise of a warrant, are held by Mr. Desai through DARR Westwood LLC in which he is the sole member.  600,000 shares are held by DARR Westwood LLC through DARR Emtec LLC.  Mr. Desai is the sole member of DARR Westwood LLC and may be deemed to have a beneficial ownership over the shares in DARR Emtec LLC beneficially owned by DARR Westwood LLC, however, Mr. Desai disclaims beneficial ownership of the shares except to the extent of his pecuniary interest.  Also includes: (i) 114,919 shares of restricted stock granted on  November 3, 2006, (ii) 69,583 shares of restricted stock granted on November 26, 2008, (iii) 46,040 shares of restricted stock granted on December 15, 2009, (iv) 40,231 shares of restricted stock granted on December 9, 2010, (v) 500,000 of restricted stock granted on July 22, 2011 which vest over a three-year period, (vi) 152,000 shares of restricted stock granted on December 17, 2012 which vest over a one-year period and (vii) 751,320 shares of Common Stock purchased by Mr. Desai on the open market and in private transactions.

(4)
Includes (i) 137,500 shares of restricted stock granted on May 5, 2009 which vest over a four-year period on April 30 of each subsequent year, (ii) 13,614 shares of restricted stock granted on December 15, 2009, (iii) 24,586 shares of restricted stock granted on December 9, 2010, (iv) 93,000 shares of restricted stock granted on December 17, 2012 which vest over a one-year period, (v) 65,000 shares issuable upon exercise of options and (vi) 86,035 shares of Common Stock purchased by Mr. Chandler on the open market and in private transactions.  Mr. Chandler disclaims ownership of 10,000 shares of Common Stock purchased on the open market by his wife.

(5)
Includes (i) 137,500 shares of restricted stock granted on December 1, 2009 which vest over a four-year period on October 19 of each subsequent year, (ii) 21,513 shares of restricted stock granted on December 9, 2010, (iii) 123,000 shares of restricted stock granted on December 17, 2012 which vest over a one-year period and (iv) 34,150 shares of Common Stock purchased by Mr. Misra on the open market and in private transactions.

(6)
Includes 332,858 shares owned by Carla Seitz, Mr. Seitz’s spouse.  Mr. Seitz disclaims any beneficial interest in these shares.  Also includes (i) 100,806 shares of restricted stock granted on February 5, 2007, (ii) 67,294 shares of restricted stock granted on November 26, 2008, (iii) 42,884 shares of restricted stock granted on December 15, 2009 and (iv) 27,106 shares of restricted stock granted on December 9, 2010.

(7)	Includes (i) 90,000 shares issuable upon exercise of options and (ii) 30,000 shares of Common Stock Mr. Mannarino purchased on the open market.

(8)	Includes 53,333 shares issuable upon exercise of options.

(9)	Includes 30,000 shares issuable upon exercise of options.

(10)
Includes (i) 50,403 shares of restricted stock granted on February 5, 2007 and (ii) 87,026 shares of restricted stock granted on December 9, 2009.  Mr. Grabel’s address is 5 Highlander Drive, Scotch Plains, New Jersey 07076.

(11)	Mrs. Grabel’s address is 5 Highlander Drive, Scotch Plains, New Jersey 07076.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Below are the related party transactions which occurred during the fiscal years ended August 31, 2012 and 2011.  It is our policy that all related party transactions are reviewed and approved by the Company’s Audit Committee.  Certain of the transactions described below are pursuant to contractual arrangements entered into by Darr Westwood Technology Corporation (“Darr”) prior to its merger with the Company in 2005.

We occupy approximately 43,000 square feet of office and warehouse space in Springfield, New Jersey.  This space is leased from Westwood Property Holdings, LLC, in which Mr. Keith Grabel, a former director of the Company and our second largest stockholder, and Mr. David Micales, our Senior Vice President, are members.  The original lease term was through April 2009 with monthly base rent of $15,000. We exercised the option to extend the lease for an additional five year term through April 2014, with monthly base rent of $17,250.

We occupy office and warehouse space in a 70,000 square foot building in Suwannee, Georgia.  This space is leased from GS&T Properties, LLC, in which Mr. Ronald Seitz, an executive officer of our company, is a passive investor and owns an approximate 10% equity interest.  The original lease term for approximately 26,000 square feet was through November 2009 with monthly base rent of $15,832.  We exercised the option to extend the lease as well as expanding the leased space to approximately 36,000 square feet for an additional five year term through November 2014, with a monthly base rent of $20,816.

Other Agreements

Letter Agreement with DARR Westwood LLC.  On August 2, 2010, the Company entered into a letter agreement (the “Letter Agreement”) with DARR Westwood LLC (the “Investor”), pursuant to which, among other things, (a) the Investor agreed (i) to certain transfer restrictions on shares of Common Stock owned by the Investor, which are described below, and (ii) to transfer to the Company for cancellation the existing warrant owned by the Investor to purchase 8% of the outstanding Common Stock on a fully diluted basis, and (b) the Company issued to the Investor a warrant (the “Warrant”) to purchase up to an aggregate of 1,401,733  shares of Common Stock of the Company at an exercise price of $2.11 per share. The Investor’s sole member is Dinesh R. Desai, the Company’s Chairman, Chief Executive Officer and President.  Under the terms of the Letter Agreement, the Investor is prohibited during the specified restricted period from transferring or publicly announcing any intention to transfer, in either case without the unanimous approval of the disinterested members of the Board, (a) all or any portion of the Warrant or the Investor’s rights under the Warrant or (b) any shares of Common Stock currently or in the future owned by the Investor. However, this prohibition does not apply to any transfer of shares of Common Stock pursuant to which both (x) the transferee is an independent third party and (y) the price paid by the transferee is equal to or greater than $5.00 per share in cash. The restricted period specified in the Letter Agreement commenced on August 2, 2010 and terminates on the earlier to occur of (a) August 2, 2015 or (b) the date on which both (i) the average of the daily volume weighted average price per share of Common Stock over the immediately preceding 45 trading days that at least one share of Common Stock was traded is $5.00 or more, and (ii) the average daily trading volume of shares of Common Stock over the 45 consecutive trading days (regardless of whether any shares of Common Stock were traded on any such trading day) immediately preceding such date is 10,000 or more.   The Letter Agreement also requires that if the Company causes its Common Stock to become listed on a national securities exchange, the Company will also list and maintain the listing of the shares of Common Stock underlying the Warrant on such national securities exchange. In addition, subject to certain conditions, the Company is required under the Letter Agreement to provide prior notice to the Investor if, at any time before the Warrant has been exercised in full, the Company effects certain specified corporate actions, including selecting a record date for dividends or distributions or effecting a reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up involving the Company.  The Warrant expires on August 2, 2015. The Warrant also contains provisions for cashless exercise and weighted average anti-dilution protection for subsequent issuances or deemed issuances of Common Stock by the Company for consideration per share less than the per share exercise price of the Warrant in effect immediately prior to such issuance or deemed issuance.

Family Relationships

There are no family relationships among our directors or officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission require the Company to disclose late filings of stock transaction reports by its executive officers and directors and by certain beneficial owners of the Company’s Common Stock.  Based on our records and other information, we believe that each of our executive officers, directors and certain beneficial owners of the Company’s Common Stock complied with all Section 16(a) filing requirements applicable to them during fiscal year 2012 except for the following:

•	Gregory Cowan filed a Form 4 on November 28, 2011 for transactions that occurred on October 18, 2011.
•	Robert Mannarino filed a Form 4 on November 28, 2011 for transactions that occurred on October 18, 2011.
•	Christopher Formant filed a Form 3 on December 27, 2011 for transactions that occurred on December 1, 2011.
•	Christopher Formant filed a Form 4 on December 28, 2011 for transactions that occurred on December 1, 2011.
•	George Houck filed a Form 3 on January 5, 2012 for transactions that occurred on November 22, 2011.
•	Dinesh Desai filed a Form 4 on February 14, 2012 for transactions that occurred on February 9, 2012.
•	Gregory Chandler filed a Form 4 on February 14, 2012 for transactions that occurred on February 9, 2012.
•	Dinesh Desai filed a Form 4 on June 11, 2012 for transactions that occurred on June 4, 2012.
•	Dinesh Desai filed a Form 4 on June 29, 2012 for transactions that occurred on June 26, 2012.
•	Gregory Chandler filed a Form 4 on July 26, 2012 for transactions that occurred on July 23, 2012.
•	Dinesh Desai filed a Form 4 on July 27, 2012 for transactions that occurred on July 23, 2012.

STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING

 Under SEC rules, qualified stockholders intending to present a proposal or nominate a person for election to the Company’s Board at the 2014 Annual Meeting and have it included in our proxy statement must submit the proposal or nomination in writing to Gregory P. Chandler, Chief Financial Officer, Emtec, Inc., 100 Matsonford Road, Two Radnor Corporate Center, Suite 42, Radnor, PA 19087.  We must receive the proposal or nomination no later than October 14, 2013, and the proposal or nomination must comply in all other respects with applicable rules and regulations of the SEC relating to such inclusion.  Any proposal or nomination received after October 14, 2013 will be considered untimely.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple stockholders in your household.  The Company will promptly deliver a separate copy of either document to you if you request one by writing as follows: Sam Bhatt, Secretary, Emtec, Inc., 11 Diamond Road, Springfield, New Jersey 07081; Telephone: 973-376-4242.  If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

OTHER MATTERS

The Board knows of no other matter that may be presented for Stockholders’ action at the Annual Meeting, but if other matters do properly come before the Annual Meeting, or if any of the persons named above to serve as Directors are unable to serve, it is intended that the persons named in the proxy statement or their substitutes will vote on such matters and for other nominees in accordance with their best judgment.

The Company filed its Annual Report on Form 10-K for the year ended August 31, 2012 with the Securities and Exchange Commission on December 14, 2012. A copy of the Annual Report, including the financial statements and schedules thereto and a list describing all the exhibits not contained therein, may be obtained without charge by any Stockholder.  Requests for copies of the Annual Report should be sent to: Sam Bhatt, Secretary, Emtec, Inc., 11 Diamond Road, Springfield, New Jersey 07081.

By Order of the Board of Directors

/s/ Sam Bhatt
Sam Bhatt
Corporate Secretary

EMTEC, INC.

2013 ANNUAL MEETING OF STOCKHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned Stockholder of Emtec, Inc. (the “Company”), hereby revoking any contrary proxy previously given, hereby appoints Dinesh R. Desai, our Chairman, President and Chief Executive Officer, and Gregory P. Chandler, our Chief Financial Officer, or any one of them (with full power to act alone and to designate substitutes and to make revocations) as proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them, to represent and vote, as designated on the reverse side, all shares of common stock of the Company held of record by the undersigned on December 28, 2012, at the 2013 Annual Meeting of Stockholders, to be held at the The Enterprise Center at BCC, 3331 Route 38, Mt. Laurel, New Jersey  08054, on Friday, February 8, 2013 at 10:30 a.m., or any adjournment or postponement thereof, for the items shown on the reverse and, in the discretion of the proxies, in any other matter that may properly come before the meeting or any adjournments thereof.

You are encouraged to specify your choices by marking the appropriate boxes (see reverse side).  When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder.  If no direction is given, this proxy will be voted “FOR” each of the nominees in Item No. 1, “FOR” the proposal in Item No. 2, “FOR” the proposal in Item No. 3 and in favor of an advisory vote frequency of 3 Years in Item No. 4.

(Continued and to be Completed on Reverse Side.)

1. To elect the nominees listed below as Class A Directors (three year term).

NOMINEES

☐ FOR ALL NOMINEES

○ Robert Mannarino

○ Gregory L. Cowan

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS To withhold authority to vote for any individual nominee(s) Mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold as shown here: ●

	FOR	AGAINST	ABSTAIN
2. To ratify the Board's selection of the firm of McGladrey LLP as independent auditors of the Company	☐	☐	☐
3. Advisory vote to approve named executive officer compensation	☐	☐	☐

4. Advisory vote to approve the frequency of future advisory votes on named executive officer compensation

☐	☐	☐	☐
1 year	**2 years**	**3 years**	**Abstain**

The Board of Directors recommends a vote "FOR" each of the nominees in Item No. 1, "FOR" the proposal in Item No. 2, "FOR" the proposal in Item No. 3 and in favor of an advisory vote frequency of 3 Years in Item No. 4. If any other business is transacted at said meeting this proxy shall be voted in accordance with the judgment of the proxies.

Your shares will be voted as recommended by the Board of Directors unless you otherwise indicate in which case they will be voted as marked.

This proxy is solicited on behalf of the Board of Directors of Emtec, Inc. and may be revoked prior to its exercise.

To change the address on your account, please check the box at right and indicate your new address in the address space on the right. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

New Address:

Signature of Stockholder: ______________________ **Date:** ____________

Signature of Stockholder: ______________________ **Date:** ____________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.